Exhibit 99.4

PSI-7977 Has No Effect on QTcF Intervals at Therapeutic or Supratherapeutic Doses

Melanie Cornpropst1, Jill M. Denning1, Desiree Clemons1, Lei Fang2, Mark Sale3, M. Michelle Berrey1, William T. Symonds1

1 Pharmasset, Princeton, NJ, United States, 2Pharstat, Inc., Research Triangle Park, NC, United States, 3Next Level Solutions, LLC, Raleigh, NC, United States

Purpose: PSI-7977, a uridine nucleotide analog, is currently being evaluated in Phase 2 studies for the treatment of hepatitis C virus (HCV) in combination with pegylated interferon and ribavirin (PEG-IFN/RBV). Previous studies with PSI-7977 + PEG-IFN/RBV have demonstrated high rates of on-treatment viral suppression in subjects infected with genotype 1 HCV and 100% sustained viral response rates 12 weeks after cessation of treatment in subjects with genotypes 2 and 3 (as-treated analysis). In addition, PSI-7977 is also being tested in interferon-free regimens, including combinations with the guanine nucleotide analog, PSI-352938. As recommended in the ICH E14 guidance, a thorough QT study was conducted to quantify the effect or demonstrate the lack of effect of PSI-7977 administration on the electrocardiogram (ECG) QTc interval.

Methods: A single-dose, randomized, fully-blinded, 4-period crossover-design thorough QT study of therapeutic (400 mg) and supratherapeutic (1200 mg) doses of PSI-7977, moxifloxacin (400 mg; active comparator), and placebo was performed in 60 healthy subjects (27 females, 33 males). All treatments were separated by at least a one week washout. ECGs were extracted from Holter monitors pre-dose and at 13 time points over 0.25 to 22.5 hours post-dose and analyzed by a central reader. Concentrations of PSI-7977 and primary systemic metabolite PSI-6206 were obtained at each Holter extraction time point. The primary analysis of interest was the mean difference in the pre-dose baseline-adjusted QTcF interval between PSI-7977 and placebo (ΔΔQTcF) at each post-dose time point. Confidence intervals (CI) around the ΔΔQTcF were constructed using a mixed-effects model.

Results: No upper bound of the one-sided 95% CI of ΔΔQTcF at any time point following PSI-7977 400 mg or 1200 mg was > than 10 ms, the threshold of regulatory concern. The maximum ΔΔQTcF (two-sided 90% CI) observed was 2.36 ms (0.95, 3.77) and 2.57 ms (0.81, 4.34) for PSI-7977 400 mg and 1200 mg, respectively. Moxifloxacin QTcF interval data confirmed assay sensitivity, given that the largest ΔΔQTcF (90% CI) was 11.28 ms (9.60, 12.97). There was no correlation between QTcF interval and PSI-7977 or PSI-6206 plasma concentrations. A 1200 mg dose in the current study provided supratherapeutic PSI-7977 and metabolite exposures relative to multiple 400 mg doses in HCV-infected subjects. PSI-7977 was generally safe and well-tolerated at both doses.

Conclusion: PSI-7977, at doses up to 1200 mg, does not have a clinically meaningful effect on QTcF intervals.